UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 15, 2011
INTERNATIONAL GOLD CORP. (Exact name of registrant as specified in its charter)
Nevada	000-53676	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010-789 West Pender Street, Vancouver, British Columbia V6C 1H2

Registrant's telephone number, including area code: 604-925-0220

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On July 15, 2011, International Gold Corp. (“IGC” or the “Company”) entered into a definitive securities purchase agreement (the “Agreement”) with Cormack Capital Group LLC, a limited liability company incorporated in the state of Nevada (“Cormack”), Z & G Enterprises LLC and Apex Consolidated LLC (together, the “Membership Holders”), with respect to the proposed acquisition of all of the issued and outstanding membership units of Cormack.  Cormack’s wholly owned subsidiary, Minera Sol de Oro S.A. de C.V. (“MSO”), a private corporation incorporated under the laws of Mexico, holds rights to certain mining concessions located in the State of Chihuahua, Mexico (the “Huizopa Properties”), covering approximately 15,980 hectares. The Agreement is attached as exhibit 10.1 to this current report on Form 8-K.

Pursuant to the terms of the Agreement as consideration for the acquisition of all of the issued and outstanding securities of Cormack, IGC has agreed to issue 25,000,000 shares of common stock to the Membership Holders and/or their nominees and make an aggregate cash payment of $150,000 to MSO of which $75,000 has already been advanced and the remaining $75,000 payable on or before closing. In the event the transaction does not close the cash payment will be treated as a secured demand loan bearing interest at 5% per annum.

Closing of the transaction is subject to a number of conditions including: satisfactory completion of both parties respective due diligence; obtaining all necessary governmental, regulatory and third party consents, waivers and approvals; the appointment of two nominees of the membership holders to the board of directors of IGC; and completion of an interim financing with proceeds intended to be used to fund working capital of IGC. There is no assurance that the transaction will be completed as planned or at all.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Definitive Securities Purchase Agreement dated effective July 13, 2011
99.1	News Release dated July 18, 2011 announcing entry into the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Gold Corp.

Dated: July 21, 2011	By:	/s/ Bob M. Baker
Bob M. Baker President